Exhibit 99.1

OPTIO SOFTWARE, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made by and among Wayne Cape and Diane Cape (the “Stockholders”) and effective as of January 8, 2007.

RECITALS

WHEREAS, the Stockholders were parties to a voting agreement dated January 8, 2002 regarding the voting of Optio Software, Inc. (the “Company”) stock, which expired on January 8, 2007, and the Stockholders now desire to enter into a new voting agreement on substantially similar terms.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

Voting Agreement.  During the term of this Agreement as set forth in Section 3(d) below, Diane Cape agrees to grant Wayne Cape the power to vote all of her shares of the Company’s voting securities now or hereafter owned by her, whether beneficially or otherwise, or as to which Diane Cape has voting power (the “Shares”).  This voting agreement or proxy is irrevocable and is coupled with an interest as set forth in the Georgia Business Corporation Code.

Legend.  Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Shares the following restrictive legend (the “Legend”):

THIS CERTIFICATE IS SUBJECT TO THE TERMS, RESTRICTIONS AND CONDITIONS OF A VOTING AGREEMENT, DATED JANUARY 8, 2007, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED  (WHETHER OR NOT FOR CONSIDERATION) EXCEPT UPON COMPLIANCE WITH THE TERMS OF AGREEMENT.

Miscellaneous.

Governing Law.  This Agreement shall be governed in all respects by the internal laws of the state of Georgia, without regard to conflict of law rules.

Successors and Assigns.  Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors,

assigns, heirs, executors and administrators of the parties to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Termination.  This Agreement shall terminate in its entirety and be of no further force or effect upon the earlier of:  (i) the tenth anniversary of this Agreement, (ii) the death of Mr. Wayne Cape, or (iii) the sale of all the Shares by Mrs. Diane Cape.

Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect with-out said provision.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

[signatures]

IN WITNESS WHEREOF, the parties have executed this Agreement as set forth below.

By:	/s/ Wayne Cape	By:	/s/ Diane Cape
	Wayne Cape		Diane Cape

Date:  May 22, 2007